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                                                                    Exhibit 8.1



June 29, 2000

The Geon Company
One Geon Center
Avon Lake, Ohio 44012-0122

         Re: Consolidation of The Geon Company, M.A. Hanna Company and Consolidation Corp.

Gentlemen:

You have requested our opinion in connection with the transaction contemplated in the Agreement and Plan of Consolidation (the "Consolidation Agreement"), dated May 7, 2000, between The Geon Company, a Delaware corporation ("Geon"), and M.A. Hanna Company, a Delaware corporation ("Hanna"), pursuant to which Geon, Hanna, and a third corporation ("Consolidation Corp."), an Ohio corporation, will consolidate (the "Consolidation") to form a resulting corporation, PolyOne Corporation ("Resulting Corporation"), an Ohio corporation. At the Effective Time of the Consolidation, (i) each issued and outstanding share of Geon Common Stock, by virtue of the Consolidation and without any action on the part of the holder thereof, will be converted into the right to receive two fully paid and nonassessable Resulting Corporation Shares as provided in Section 2.1(c) of the Consolidation Agreement and (ii) each issued and outstanding share of Hanna Common Stock, by virtue of the Consolidation and without any action on the part of the holder thereof, will be converted into the right to receive one fully paid and nonassessable Resulting Corporation Share as provided in Section 2.1(b) of the Consolidation Agreement.

This opinion is being furnished pursuant to Section 6.3(c) of the Consolidation Agreement. All capitalized terms herein, unless otherwise specified, have the meanings assigned thereto in the Consolidation Agreement.

Our opinions set forth herein are based on the facts and terms set forth in the Consolidation Agreement, including the exhibits and schedules thereto, representations of Geon and Hanna set forth in the Tax Certificates, each dated June 29, 2000, certified by their respective officers, the Joint Proxy Statement that will be sent to Hanna's and Geon's stockholders, and certain other


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The Geon Company
June 29, 2000
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documents related to the Consolidation Agreement, the Tax Certificates or the
Joint Proxy Statement. We have also assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) none of the conditions of the Consolidation Agreement have been waived, (iv) any representation or statement made "to the best knowledge" or similarly qualified is correct without such qualification, (v) the representations and warranties of Geon set forth in the Consolidation Agreement are true, correct and complete, (vi) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof, (vii) the Consolidation will be consummated in accordance with the terms and conditions of the Consolidation Agreement, and (viii) that there will be no change between the date hereof and the Effective Time in any fact or circumstance, existing as of the date hereof, with respect to any of Hanna, Geon, their respective affiliates and subsidiaries, Consolidation Corp., and the stockholders of Hanna and Geon which has significance for U.S. federal income tax purposes and is relevant to the matters opined on in paragraphs (1) through
(4) below. Finally, we have assumed that the facts and representations set forth in the above-referenced documents are true on the date of this opinion. This opinion cannot be relied on if any of the material facts or circumstances referred to in this letter are, or later become, materially inaccurate.

Our opinions set forth herein are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations issued under the Code, and administrative rulings and court decisions in effect as of the date of this opinion, all of which are subject to change at any time, possibly with retroactive effect. None of our opinions are binding on the IRS or the courts, and no private ruling regarding the Consolidation has been or will be requested from the IRS.

Based solely upon the foregoing and upon the assumptions set forth herein, and subject to the qualifications and caveats set forth herein, we are of the opinion that, under present law, for United States federal income tax purposes:

         1. The Consolidation will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. Geon, Hanna, Consolidation Corp., and Resulting Corporation will each be a party to such reorganization within the meaning of Section 368(b) of the Code.



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The Geon Company
June 29, 2000
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         3. None of Geon, Hanna, Consolidation Corp., or Resulting Corporation
will recognize any gain or loss for United States federal income tax purposes as a result of the Consolidation.

         4. No stockholder of Geon will recognize any gain or loss for United States federal income tax purposes as a result of exchanging his shares of Geon Common Stock for Resulting Corporation Shares upon the Consolidation.

         5. The tax basis of the Resulting Corporation Shares received by the stockholders of Geon will be the same as the tax basis of their respective shares of Geon common stock exchanged for Resulting Corporation Shares.

         6. The holding period of the Resulting Corporation Shares in the hands of stockholders of Geon will include the holding period of their Geon common stock exchanged for Resulting Corporation Shares, provided that the Geon common stock to be exchanged is held as a capital asset as of the effective time of the Consolidation.

This opinion does not relate to or purport to cover any matters other than the ones expressly stated herein. The opinion expressed herein is limited to the consequences of the Consolidation under current United States federal income tax law as described herein and as of the date of this opinion letter. No opinion is expressed with respect to state, local or other tax laws, nor with respect to the treatment of shares received as a result of the exercise of employee stock options. We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions, or otherwise.

Our opinion is intended solely for the benefit of Geon and the Geon stockholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that our opinion may be referred to and reproduced as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission regarding the Consolidation.

Very truly yours,


/s/Thompson Hine & Flory LLP